Exhibit 99.2

NRG Energy, Inc. Provides Progress Update on its 2008 Capital Allocation Program

Capital Allocation Highlights:

•	$130 million in share repurchases completed since June 30, 2008, bringing total buybacks under 2008 Capital Allocation Program to $270 million.

•	$45 million used to settle CSF I options, eliminating in-the-money options on 11,646,470 NRG common shares.

•	Initiated a consent and exchange solicitation for its senior notes.

PRINCETON, NJ; September 4, 2008—NRG Energy, Inc. (NYSE: NRG) today announced significant progress made, since the Company’s earnings call on July 29, toward achieving its 2008 capital allocation goals, marked by the purchase of $130 million in common shares and unwinding the NRG Common Stock Finance I LLC structure (CSF I) call option feature. The Company also initiated an exchange offer and consent solicitation for its existing 7.250% senior notes due 2014, 7.375% senior notes due 2016 and 7.375% senior notes due 2017 (collectively, the “Old Notes”). Details of the exchange offer and consent solicitation may be found in a separate news release issued today.

“A key feature of NRG is our continuous focus on returning capital to our shareholders while holding to our unwavering commitment to prudent balance sheet management,” said David Crane, NRG President and Chief Executive Officer. “The exchange offer and consent solicitation, if successful, will provide NRG the additional financial flexibility both to operate our business going forward and to allocate capital efficiently and consistently with our credit quality standard.”

Since the second quarter earnings call, the Company has purchased 3,410,283 shares in open market transactions at a volume weighted average cost of $38.08 per share, or $129.9 million. As of today, NRG has purchased a total of 6,729,583 shares as part of its 2008 Capital Allocation Program at an aggregate cost of $269.9 million, leaving $30.1 million remaining in the 2008 program. Since 2004, NRG has returned approximately $1.9 billion in equity to shareholders.

In August, the Company took advantage of the undervalued equity markets to unwind the CSF I call option feature, covering 11,646,470 common shares, at a pre-tax cost of $45.2 million, which will result in a corresponding charge against third quarter pre-tax earnings. This option settlement was accomplished at a volume weighted average price of $34.79 per share and avoids the increased unwind cost which otherwise would have arisen from price appreciation on NRG’s stock.

Safe Harbor Disclosure
Certain statements contained herein may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties and assumptions and include the timing of the share repurchase program and the expected benefits of the exchange offer and consent solicitation, and typically can be identified by the use of words such as “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although NRG believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others risks and uncertainties related to the capital markets generally.

NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors that could cause NRG’s actual results to differ materially from those contemplated in the forward-looking statements included herein should be considered in connection with information regarding risks and uncertainties that may affect NRG’s future results included in NRG’s filings with the Securities and Exchange Commission at www.sec.gov.

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About NRG Energy, Inc.
NRG Energy, Inc. (NYSE: NRG), a Fortune 500 company, owns and operates one of the country’s largest and most diverse power generation portfolios. NRG’s 48 plants provide approximately 24,000 megawatts of generation capacity—enough to power nearly 20 million homes. In November 2007, NRG won two of the industry’s highest honors—Platts Industry Leadership and Energy Company of the Year awards.

Headquartered in Princeton, NJ, NRG is a member of the U.S. Climate Action Partnership (USCAP), a group of business and environmental organizations calling for mandatory legislation to reduce greenhouse gas emissions; and a founding member of “3C—Combat Climate Change,” a global initiative taking a leadership role in designing the road map to a low carbon society. For more information on NRG Energy, please visit www.nrgenergy.com.

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Contacts:

Media:	Investors:
Meredith Moore 609.524.4522	Nahla Azmy 609.524.4526
Lori Neuman 609.524.4525	David Klein 609.524.4527

David Knox (Texas and Louisiana)

713.795.6106